                                                                     EXHIBIT 15c


                               SERVICES AGREEMENT


          THIS AGREEMENT, dated as of August 1, 1997, by and between Performance Funds Distributor, Inc. (the "Distributor"), having its principal place of business at 125 W. 55th Street, New York, New York 10019, and BISYS FUND SERVICES LIMITED PARTNERSHIP d/b/a BISYS FUND SERVICES ("BISYS") having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

                              W I T N E S S E T H:

          WHEREAS, the Distributor is the principal underwriter of the shares of Performance Funds Trust (the "Company"), a series investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various series (hereinafter referred to individually as a "Fund" and collectively as the "Funds");

          WHEREAS, the Distributor believes that an important market for each Fund is comprised of the clients ("Planner Clients") of investment advisers, broker-dealers, financial planners or similar entities ("Planners");

          WHEREAS, the Company currently does not have a significant number of Planner Clients as shareholders;

          WHEREAS, the Distributor desires to retain BISYS to provide the promotional services described herein; and

          WHEREAS, the Distributor desires to compensate BISYS for such services based upon Fund shares that are owned by Planner Clients introduced to the Funds through the efforts of BISYS while this Agreement is in effect ("BISYS Planner Clients").

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

           1.   Services.

                a. Under the terms and conditions of this Agreement, BISYS, acting directly or through an affiliate, shall engage in such marketing and promotional activities ("Promotional Activities") as it deems appropriate for purposes of generating sales of shares to Planner Clients upon the recommendation of Planners. Such Promotional Activities shall include, but not be limited to, (a) presentations to Planners, which may include the promotional materials described in Section 3 of this Agreement, (b) participation at conferences and seminars, and (c) the services described in Schedule A attached hereto.

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                b. For certain Fund shareholder accounts established for BISYS
Planner Clients, BISYS shall act as the broker-dealer of record and, in that regard, shall perform such duties and assume such responsibilities as the parties shall agree upon.

          2.    Fees.

                a. The Distributor agrees to pay BISYS on the first business day of each month the marketing fees ("Marketing Fees") and asset-based fees ("Asset-Based Fees") that are more particularly described in Schedule B attached hereto. Such fees shall be based upon the average daily net asset value of all Fund shares owned beneficially or of record by BISYS Planner Clients. For purposes of determining the fees payable pursuant to the foregoing sentence, the Distributor (i) acknowledges that BISYS may introduce the Distributor and/or the Company's investment adviser to Planners either directly or indirectly through third parties (the "Third Party Sources") including, by way of example, those Third Party Sources set forth in Schedule C attached hereto and (ii) for purposes of calculating the Marketing Fees and Asset-Based Fees that are payable hereunder, the Distributor agrees that each person that purchases Fund shares using the services of Third Party Sources through which Fund shares are offered shall be deemed to be a BISYS Planner Client.

                b. The parties hereto agree that the Marketing Fees described herein shall be payable to BISYS for such period of time that this Agreement remains in full force and effect. The parties further agree that the Asset-Based Fees described herein shall be payable to BISYS for such period of time that this Agreement remains in full force and effect and, in addition, in accordance with the Schedule for the Payment of Asset-Based Fees Following Termination contained in Schedule B hereto, notwithstanding the termination of this Agreement; provided, however, that the obligation to pay Asset-Based Fees hereunder shall cease in the event (i) the Distributor is terminated as principal underwriter of the shares of the Company or otherwise ceases to act in such capacity, or (ii) the Company's plan of distribution, adopted pursuant to Rule 12b-1 under the 1940 Act, or any other plan for the financing of shareholder servicing activities (individually, a "Plan"; collectively, the "Plans") which finances such payment obligation is terminated for whatever reason by the Company's Board of Directors/Trustees. In the event the Company's Plan is terminated, the Distributor and BISYS agree to negotiate in good faith with respect to whether and to what extent the Distributor will continue to make such payments either from its own resources or in reliance upon financing that is provided by a successor Plan.

                c. BISYS agrees to provide the Distributor periodically with a list of the Planners and Third Party Sources that have been introduced to the Distributor and/or the Company's investment adviser.



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

             3. Review and Approval of Promotional Materials; Regulatory
Filings.

                The parties hereto agree and acknowledge that the Distributor shall have authority and control over the content and use of all advertisements, sales literature or marketing materials (hereinafter referred to collectively as "Promotional Materials"), including those Promotional Materials that are produced by BISYS. All Promotional Materials that are produced by BISYS shall be submitted to the Distributor for review and approval. BISYS shall not use any Promotional Materials that it has produced without having received prior approval from the Distributor. BISYS shall bear no responsibility for (i) filing any Promotional Materials with regulatory bodies (including, but not limited to, the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers, Inc. and state securities regulators) possessing regulatory jurisdiction with respect to such Materials or (ii) obtaining approval from such regulatory bodies for the use of such Materials. BISYS shall provide the Distributor, three business days prior to use, with sufficient copies of all final Promotional Materials for the Distributor's files and to allow the Distributor to make all filings with any regulatory bodies (as described in the preceding sentence) as required by federal, state or other laws or regulatory requirements.

           4.   Representations and Warranties.

                a. Representations and Warranties of the Distributor. The Distributor represents and warrants that, at all times during the duration of this Agreement, all activities of the Distributor, its officers, agents and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all rules and regulations promulgated by the Commission thereunder and all rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

                b. Representations and Warranties of BISYS. BISYS represents and warrants that it has satisfied all state and federal regulatory requirements applicable to the services it has undertaken to perform under this Agreement.

           5.      Duration and Termination.

                a. Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until July 31, 1998 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods").

                b. Termination. This Agreement may be terminated without penalty:

                   i) by provision of written notice of nonrenewal at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be;

                   ii)    by mutual agreement of the parties;


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

                iii) in the event of a material breach that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; or

                iv) by vote of a majority of the members of the Board of Trustees of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of any Rule 12b-1 plan of distribution or by vote of a majority of the outstanding voting securities of such Company, on not more than 60 days written notice to BISYS.


           6.   Miscellaneous.

                All notices and other communications made hereunder shall be in writing and shall be deemed duly given when received by the party to whom such notice has been directed at the respective addresses set forth herein or to such other addresses as either party may designate by written notice to the other party hereunder. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning of the provisions herein. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision, and no consent provided herein, shall be effective unless evidenced by an instrument executed by the party to be charged. This Agreement shall be governed by the internal laws of the State of Ohio, without giving effect to conflict of laws principles. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, but this Agreement may not be assigned by either party.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            PERFORMANCE FUNDS DISTRIBUTOR, INC.

                                            By:
                                               --------------------------------

                                            BISYS FUND SERVICES LIMITED
                                            PARTNERSHIP

                                            By:  BISYS Fund Services, Inc.,
                                                     General Partner
                                            By:
                                               --------------------------------




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

                                   SCHEDULE A
                                     TO THE
                           SERVICES AGREEMENT BETWEEN
                       PERFORMANCE FUNDS DISTRIBUTOR, INC.
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


                                    SERVICES



1. BISYS will provide a national wholesaling and internal wholesaling distribution team.

2. Use by BISYS of its proprietary national database comprised of approximately 3350 R.I.A.'s and 8000 Financial Planners

3. Dedicated 800 number support center/state of the art telephone system/inbound/outbound.

4. Senior management contact and relationships with major mutual fund clearing platforms.

5. Direct liaison with shareholder services, fund accounting, transfer agency, and client services.

6. Monthly/quarterly national activity reports, i.e., sales, assets, channel update, marketing, etc.

7. Institutional marketing programs, i.e., Platinum Collection, investment advisor profiles, individual fund fact sheets, etc.

8.   Portfolio manager national conference call facilitation.

9.   Internet access/web.

10.  Attendance and participation and national mutual fund conferences.

11.  Ongoing market research and support.

                                   SCHEDULE B
                                     TO THE
                           SERVICES AGREEMENT BETWEEN
                       PERFORMANCE FUNDS DISTRIBUTOR, INC.
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


                                      FEES

MARKETING FEE SCHEDULE

        Subject to the minimum fee amount described below, BISYS shall be entitled to (i) an annual marketing fee of $60,000 until such time as $50 million in assets are raised through sales of Planner Client Shares; (ii) an annual marketing fee of $45,000 after $50 million in assets have been raised until such time as $100 million in assets have been raised; and (iii) an annual marketing fee of $30,000 after $100 million in assets have been raised. At such time as assets raised exceed $150 million, the parties shall renegotiate, in good faith, the annual marketing fee payable hereunder. The foregoing fee amounts will be prorated when a break point is reached during any particular annual period. All annual marketing fee amounts shall be accrued monthly and paid quarterly. Notwithstanding the foregoing fee schedule, BISYS shall be entitled to receive a minimum marketing fee for the first year of the Services Agreement in the amount of $60,000.


ASSET-BASED FEE SCHEDULE

                                                     Annual Fee as a Percentage of the
        Fund Assets Attributable                     Average Daily Net Asset Value of
        to Planner Client Shares                          Planner Client Shares
        ------------------------                     ---------------------------------

        First $50 million                            Twenty-five one-hundredths of one percent
                                                     (.25%) of such average daily net asset value

        Next $50 million                             Twenty one-hundredths of one percent (.20%)
                                                     of such average daily net asset value

        Next $50 million                             Fifteen one-hundredths of one percent (.15%)
                                                     of such average daily net asset value

        All amounts in excess of $150 million        Five one-hundredths of one percent (.05%) of
                                                     such average daily net asset value

SCHEDULE FOR THE
PAYMENT OF ASSET-BASED FEES
FOLLOWING TERMINATION


        Time Period Following Termination            Asset-Based Fee That is Payable
        ---------------------------------            -------------------------------

               First Year                            100% of the fee that is payable in accordance
                                                     with the Asset-Based Fee Schedule

               Second Year                           80% of the fee that is payable in accordance
                                                     with the Asset-Based Fee Schedule

               Third Year and Beyond                 No Fee is Due



                                       B-2

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                                   SCHEDULE C
                                     TO THE
                           SERVICES AGREEMENT BETWEEN

                    ----------------------------------------
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


                               THIRD PARTY SOURCES
                               -------------------

                              Schwab Institutional

                       Fidelity Investment Advisors Group

                            Trust Company of America

                      First Trust of Denver Datalynx System

                           Jack White Advisor Service

                              Waterhouse Securities

                                 Resources Trust

                    Broker Dealer Sponsored Wrap Fee Programs
                   (Smith Barney, American Express, LPL, etc.)



                                       C-1